Exhibit 99.1

Investor Relations Contact: Alan B. Catherall 770-485-2527

PRESS RELEASE

FOR IMMEDIATE RELEASE

NUMEREX CLOSES ON SECOND ROUND OF FINANCING
WITH LAURUS FUNDS

ATLANTA, February 2, 2005 — Numerex Corp. (NASDAQ: NMRX), today announced that it has completed a second round of financing with Laurus Master Fund, Ltd. (“Laurus Funds”) a financial institution that specializes in providing financing to small capitalization companies.

The financing consists of a $1.5 million Secured Convertible Term Note and is convertible into shares of Numerex common stock at a conversion price of $5.31 per share. The Term Note bears a fixed interest rate of 8.0%. Principal repayments begin in July 2005 and increase in two additional increments over the life of the Term Note with the final payment due in January 2008. Both principal and interest are payable in cash or, subject to certain conditions, in Numerex common stock. The Term Note is secured by Numerex’s assets. The net proceeds from the private placement will be used primarily to provide additional working capital.

The Company also issued a warrant to the Laurus Funds to purchase a total of 100,000 Numerex common shares. The warrant may be exercised on a cashless basis in two separate tranches with an average exercise price of $5.62. The Company has agreed to file a registration statement with the SEC within 120 days to permit resales of common stock received by the Laurus Funds in connection with the Term Note or upon exercise of the warrants.

Specific details of this transaction may be found in the Company’s Form 8-K to be filed with the Securities and Exchange Commission.

ABOUT NUMEREX

Numerex Corp. is a communications technology business comprised of operating subsidiaries that utilize existing wireless or cellular, Internet and cable infrastructure thereby enabling network access and information management through the deployment of proprietary software and technology. Numerex facilitates the real-time exchange of information between remote devices, people and business systems. This provides companies the ability to remotely connect, monitor, control and diagnose their field assets. The Company primarily markets and sells products and services in wireless data communications through Cellemetry®, UplinkSM , MobileGuardian™, VendView™, and digital multimedia through PowerPlay™ and IPContact™. These products and services enable customers around the globe to monitor and move information for a variety of applications from home and business security to distance learning. In addition, the Company offers wireline alarm security products and services, as well as telecommunications network operational support systems.

Visit the Numerex Web site for additional information at:www.nmrx.com

Statements contained in this press release concerning Numerex that are not historical fact are “forward-looking” statements and involve important risks and uncertainties. Such risks and uncertainties, which are detailed in Numerex’s filings with the Securities and Exchange Commission, could cause Numerex’s results to differ materially from current expectations as expressed in this press release.

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